Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Broadcom Corporation:
We consent to the use of our reports with respect to the consolidated financial statements (and the related consolidated financial statement schedule), and the effectiveness of internal control over financial reporting, incorporated by reference herein.
Our report on the consolidated financial statements refers to the Company’s adoption of Accounting Standards Topic 805, Business Combinations, and Accounting Standards Topic 820, Fair Value Measurements and Disclosures, during the years ended December 31, 2009 and 2008, respectively.
/s/ KPMG LLP
Irvine, California
February 3, 2010